THIS AGREEMENT, dated as of the date of acceptance set forth below, is entered into by and between VERIDIUM CORPORATION (formerly KBF POLLUTION MANAGEMENT, INC.), a Delaware corporation, with headquarters located at 1 Jasper Street, Patterson, New Jersey 07522 (the "Company" or "Veridium"), CEDAR CRESCENT HOLDINGS, LTD., a corporation organized under the laws of the Bahamas, with headquarters located at Shirlaw House, 87 Shirley Street, Nassau Bahamas, CASTLERIGG MASTER INVESTMENTS, LTD., a corporation organized under the laws of the British Virgin Islands, with headquarters located at 1251 Avenue of the Americas, New York, New York 10020 and STRANCO INVESTMENTS, LTD., a corporation organized under the laws of the British Virgin Islands, with headquarters located at Idriss Building, 4th Floor, Bashir Kassar Street, Verdun, Beirut Lebanon (Cedar Crescent, Castlerigg and Stranco are collectively referred to as the "Lenders") and Kevin Kreisler, with respect to Sections 13 and 14.

                              W I T N E S S E T H:

     WHEREAS, the Company and the Lenders executed and delivered Securities Purchase Agreements dated as of May 20, 2003 and July 2, 2003 (the "Purchase Agreements") for the purchase of 12% Secured Convertible Debenture of the Company in the principal amount of an aggregate of $850,000 (the debentures, including the amended and restated debentures to be delivered under this Agreement, are referred to as the "Debentures"), which Debentures are convertible into shares of common stock, $0.001 par value per share, of the Company (the "Common Stock"), upon the terms and subject to the conditions of such Debentures, together with the Warrants exercisable for the purchase of shares of Common Stock;

     WHEREAS, Kevin Kreisler, Lawrence Kreisler, Kathi Kreisler and Rachael Kreisler executed personal guarantees (the "Guarantees") in favor of the Lenders and pledged certain shares of Common Stock of the Company (the "Collateral") pursuant to certain Pledge and Security Agreements, which guarantees are being removed except for that of Kevin Kreisler (the "Pledge Agreements"); and,

     WHEREAS, the Company has agreed to payoff the principal of the Debentures in connection with Veridium's completion of funding with the Laurus Funds, and the parties have agreed to amend the terms and conditions of the Purchase Agreements (this Agreement, the Purchase Agreements, the Debentures, the Warrants, the Guarantees, the Pledge Agreements, the Registration Rights Agreements and other documents executed in connection with the delivery of the Debentures are collectively referred to as the "Transaction Documents").

     NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Capitalized Terms: All capitalized terms shall have the meanings provided in the Purchase Agreement unless other wise specified in this Agreement.

2. Closing Date: On or before June 2, 2004 (the "Closing Date"), Veridium shall pay $250,000 (deposited by Veridium into the escrow account of McLaughlin & Stern, LLP (the "Escrow Agent") on or about April 5, 2004) in payment of a portion of the principal amount of the Debentures, which amount shall be applied pro-rata to the outstanding principal amount of the Debentures. The payment shall be released by the Escrow Agent pursuant to the terms of the Escrow Agreement attached as Exhibit A.

3. Conversion: On the Closing Date, the Lenders will convert a portion of the principal amount of the Debentures into an aggregate of the sum of 1,079,583 shares of Common Stock as of May 28, 2004 (the "Initial Shares"). Veridium covenants that the certificates representing the Initial Shares shall be issued without restrictive legend, shall not be subject to any stop transfer restriction by its transfer agent and shall be transferable without restriction under the Securities Act of 1933. The aggregate principal amount of the Debentures to be converted shall equal to $342,600 plus $283 for each day commencing April 1, 2004 through the Closing Date ($358,750 through May28,2004). The Lenders shall convert the principal amount of the Debentures on a pro-rata basis based upon the principal amount of the Debentures owed to each Lender as of the Closing Date.

     On the Closing Date, Veridium shall deliver to the Escrow Agent, (i) certificates representing the Initial Shares, (ii) certificates representing the balance of the Collateral in accordance with Section 13, (iii) the amended and restated Debentures as provided in Section 4.

     On the Closing Date, the Lenders shall deliver to the Escrow Agent, (i) the original Debentures, and (ii) certificates representing the Collateral.

4. Amended and Restated Debenture: On the Closing Date, Veridium shall deliver to the Escrow Agent the amended and restated Debentures, each substantially in the form of Exhibit B, in the aggregate outstanding principal amount of $606,500. Veridium shall pay the outstanding amounts due under the Debentures in cash, on a pro-rata basis, as follows:

     i.   $256,500 in cash 60 days after the Closing Date

     ii. $350,000, and all accrued and unpaid interest thereon, no later than 120 days after the Closing Date.

     The aggregate principal amounts of the Debentures shall be allocated prorata amongst the Lenders and gives effect to (i) the conversion of a portion of the original debentures for the Initial Shares, (ii) reducing the original principal amount by the initial payment of $250,000 in cash on the Closing Date and (iii) increasing the principal amount due under the Debentures to satisfy Veridium's obligation to pay accrued interest on the Debentures owed through the Closing Date under Section 5, the redemption amount payable in accordance with
Section 7, and $6,500 in legal fees due under Section 15.

     Lenders  agree to the waiver of fees due  through  the  Closing  Date under
Section 2(b) of the Registration Rights Agreement with respect to the filing and effectiveness of the registration statement (the "Late Fees"). The Lenders agree to waive Late Fees accruing after the Closing Date subject to Section 5 (b).

5.       Interest and Fees:

     (a) The parties acknowledge that accrued interest due under the Debentures through March 31, 2004 is $87,600. The amount of such accrued interest shall be added to the outstanding principal amount of the Debentures and paid by Veridium in accordance with the terms of the Debentures.

     (b) Each Lender waives any further Late Fees that would otherwise have been payable with regard to any late filing or late effectiveness of the Registration Statement after the Closing Date so long as no event of default by Veridium has occurred under the Debentures and is cured within 30 days of Veridium having been provided notice of such default. In the event of any such default, Veridium shall be liable for such Late Fees commencing as of such date of Default at the rate of two percent per month or portion thereof until the earlier of (a) the date such default is cured or (b) the Registration Statement referred to in Section 9 is filed and two percent per month until the earlier of (a) the date such default is cured or (b) the Registration Statement is declared effective.

     (c) Interest on the Debentures shall continue to accrue on the balance of the outstanding principal of the Debentures until such time as the Debentures are paid in full at the rate of 12% per year and not at the rate of interest applicable in the event of a default under Section 14 of the Debentures so long as no event of Default is declared, is not cured, and is continuing under the Debenture.

6. Allocation: All payments by Veridium to the Lenders shall be applied on a pro-rata basis to each of the Lenders.

7. Redemption: On the Closing Date, in contemplation of the full redemption as provided for herein, the Lenders shall receive a payment of $255,000, equal to 30% of the original face value of their respective Debentures, in lieu of receiving the 30% premium to the face amount otherwise due as part of the Put Price under Section 4C of the Debentures. The $255,000 shall be added to the outstanding principal amount of the Debentures and paid by Veridium in accordance with the terms of the Debentures.

8. Warrants: On the Closing Date, the Lenders shall receive, on a pro-rated basis, additional warrants to purchase an aggregate of 250,000 shares of Veridium Common Stock at $0.40 per share for five years, which Warrants shall be in the form of Exhibit C attached hereto.

9. Registration: If, at any time after the Closing Date, Veridium proposes to register any of its securities under the Securities Act, it will include in the Registration Statement, the shares of Common Stock (the "Remainder Shares") (i) issuable to the Lenders under Section 3 of this Agreement,
     (ii) the Collateral and the shares of Common Stock issuable under the Warrants previously issued to the Lenders, FCIM Corp. and Vestcom as contemplated by the Registration Rights Agreement, (iii) the shares underlying the warrants issuable under Sections 8 and 17 and (iv) any other shares of Common Stock issuable under this Agreement other than the Debenture Shares (as hereinafter defined). Veridium shall register the Registrable Securities (as hereinafter defined) with the shares to be registered by Veridium and purchased by the Laurus Fund (the "Laurus Shares"). The Registration Statement shall also include the shares issuable upon conversion of any unpaid principal and interest under the Debentures (the "Debenture Shares") in the event of default under the Debenture (the Remainder Shares and the Debenture Shares shall be referred to collectively as the "Registrable Securities").

     So long as Veridium is not in default under the Transaction Documents, the Required Filing Date (as defined in the Registration Rights Agreement) and the Required Effective Date (as defined in the Registration Rights Agreement) with respect to the Registrable Shares shall be 45 and 145 days after the Closing Date, respectively. Veridium covenants to keep the Registration Statement effective at all times during the period continuing until the earlier of (i) the date when the Lenders may sell all Registrable Securities under Rule 144 without volume or other restrictions or limits or (ii) the date the Lenders no longer own any of the Registrable Securities. Except as specified in this Agreement, the Registration Rights Agreements shall remain in full force and effect.

     The Lenders agree to waive the restriction under Section 4(h) (entitled "Restrictions on Filing Registration Statements") of the Purchase Agreements on Veridium's filing of registration statements with respect to the Laurus Shares so long as Veridium registers the Registrable Securities in the first Registration Statement filed with respect to the Laurus shares.

10. Liquidation: Notwithstanding the provisions of Section 10, the Lenders agree to not sell their Registrable Securities (other than the Initial Shares) for a period of 90 days commencing with the effectiveness of the Registration Statement. Each Lender agrees that each of their sales of the Registrable Securities, including the Initial Shares, in any week shall not exceed their pro-rata share (based on their share of the aggregate principal amount of the Debentures) of 10% of the prior week's aggregate trading volume of Veridium's Common Stock. The provisions of this Section 10 shall supercede the provisions of Section 4(i) (entitled "Leakage") of the Purchase Agreements so long as no event of default has occurred under any of the Debentures and shall be binding on any transferees of the Registrable Securities.

     In the event that Veridium does not exercise its right of first refusal under Section 11 with respect to a private sale and such sale is consummated with a third party, each Lender shall deliver to Veridium the written consent of the transferee to be bound by the provisions of Section 10 as a condition precedent to such transfer.

     If a Lender does not sell his pro-rata share of the 10% of the prior week's trading volume in any one week as provided in Section 10, the amount of such deficiency (up to 5% of such prior month's trading volume) shall be added to the number of shares of Common Stock that such Lender may sell during the 30 days following the end of such prior week. Such amount shall not be cumulative; for example, if a Lender does not sell any shares in month 1, each Lender will have the option of selling its pro-rata share of an additional 5% of the prior month's trading volume in month 2 in addition to his pro-rata share of the normal 10% of the prior month's trading volume; in the event a Lenders does not use its share of the 5% additional allocation but sells its share of the normal 10%, the Lender will be able to sell no more than its pro-rata share of 10% of the prior month's trading volume in month 3. Each Lender agrees to advise Veridium in writing of the amount of shares of Common Stock that such Lender may sell from time to time.

11. Right of First Refusal: The Lenders each agree that they shall give Veridium the right of first refusal to purchase any Registrable Securities (including the Initial Shares) that such Lender intends to sell. Such right of first refusal shall not apply to transfers for no consideration.

     The right of first refusal shall be exercised as follows: each Lender shall provide notification to Veridium, either by facsimile or email (with confirmation of receipt), of their intention to sell a specified number of shares and of the average between the bid and asked price on the date and at the time of such notice. Such Lender shall not sell such shares should Veridium notify Ezzat Jallad, as agent for the Lenders, of its agreement to purchase such shares by facsimile or email (with confirmation of delivery) within 24 hours of receipt of such notification by the Lender and to make a wire transfer of the purchase price of such shares at such price to the Escrow Agent no later than the third business day following delivery of such notice by the Lender. The Escrow Agent shall not disburse the funds to the Lender until delivery of the stock certificate representing the shares with a stock power with medallion signature guarantee to the Escrow Agent.

     In the event that Veridium does not make such payment, the Lender is free to sell such shares on the open market or privately thereafter. In the event that Veridium agrees to exercise a right of first refusal but fails to make payment, Veridium shall waive any further rights of first refusal with respect to any future sales by the Lenders. With respect to sales of shares by any Lender under Rule 144, Veridium covenants that, to the extent permissible by law, it will cause delivery to the Lenders' broker(s) and to the transfer agent of an opinion letter stating that such sales are in compliance with Rule 144 and such other documents as the transfer agent may request for the issuance of certificates without restrictive legend within two (2) days of receipt of copies of any required Form 144 and representation letters signed by a Lender and its broker to Veridium.

12. Collateral: The Lenders currently possess 683,061, 483,033, 356,215 and 109,504 (after giving effect to the 20 to one reverse stock split) shares of Kevin Kreisler's, Lawrence Kreisler's, Kathi Kreisler's and Rachael Kreisler's, respectively, Common Stock in Veridium (the "Collateral"), which shares are the security under the Pledge Agreements for Veridium's obligations under the Debentures and for any obligations of Veridium under this Agreement. The Collateral shall be released as follows:

     a. Upon the payment by Veridium of the initial $250,000, the initial conversion of the Debentures by the Lenders under Section 3 and the delivery by Veridium to the Escrow Agent of the certificates representing the Initial Shares, and the shares which will represent the balance of the Collateral, Kevin Kreisler (683,061shares) Lawrence Kreisler (483,504shares), Kathi Kreisler (356,215shares) and Rachael Kreisler (109,504shares).

     Kevin Kreisler agrees to deliver a stock certificate representing 1,132,284 shares of Common Stock as Collateral. Kevin Kreisler represents that his affiliate has beneficially owned such Collateral for a minimum of two years. Kevin Kreisler agrees that the aggregate of 1,132,284 shares deposited as Collateral shall be considered collateral under the Pledge and Security Agreements previously delivered to the Lenders. The Collateral is pledged as follows: Castlerigg (666,049 shares), Cedar Crescent (333,025 shares) and Stranco (133,210 shares.

     b. Upon the payment by Veridium of $256,500 in accordance with Section 4(i) and the delivery to the Escrow Agent of certificates for shares which will represent the balance of the Collateral remaining after such payment: the Lenders shall release shares of Common Stock to Mr. Kreisler on the basis of the greater of $0.50 per share or the then-current market price based upon the closing bid price on the date of such payment is received by the Escrow Agent.

     c. Upon the payment by Veridium of the full balance of its obligations under the Debentures: the Lenders shall release the balance of the Collateral.

     d. Veridium shall deliver at Closing an opinion of counsel to Veridium to the transfer agent that upon request by the Lenders, certificates representing the Collateral may be issued without registration and without restriction against transferability under the Securities Act of 1933.

13. Guarantors: Kevin Kreisler agrees that his obligations under the Guarantees and the Pledge Agreements shall remain in full force and effect so long as Veridium has any outstanding obligations under the Transaction Documents. The Lenders agree to terminate the Guarantees with respect to the other Guarantors on the Closing Date.

14. Default: The failure by Veridium to make any required payment under the Debentures or under this Agreement or to observe any other term of the Transaction Documents shall constitute an event of default, provided that Veridium shall have 30 days after written notice from a Lender to cure any default under the Transaction documents other than a failure to make any required payment under the Debentures. Veridium shall have 5 days after written notice to cure any default with respect to a failure to make any required payment of principal and 10 days after written notice to cure any default with respect to any required payment of interest under the Debentures. The parties acknowledge that Ezzat Jallad may send notice of any such default, as representative for the Lenders. For so long as the Debentures remain unpaid, and in the event of any other default by Veridium under the Transaction Documents, the Lenders shall have the right to control, administer, otherwise deal with the Collateral and to sell or otherwise dispose of the Collateral in accordance with the Pledge Agreements.

15. Expenses: Veridium shall pay Lenders fees for their legal expenses s to McLaughlin & Stern LLP up to a maximum of $10,000 incurred by the Lenders in connection with this transaction and the transactions contemplated hereby. Ofsuch amount, $3,500 shall be delivered to the Escrow Agent on the Closing Date and the balance shall be added to the principal amount of the Debenture and paid to the Lenders in accordance with Section 4(i). Other than the $10,000 payment, each party shall pay the fees and expenses of its advisers, counsel, accountants, and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Lenders agree that their legal fees and expenses payable to McLaughlin & Stern LLP in excess of $10,000 shall be deducted from any amounts distributed by the Escrow Agent to the Lenders.

16. Finder's Fees: FCIM shall receive warrants to purchase 50,000 shares of Veridium common stock at $0.40 per share in connection with its services regarding the execution of this Agreement. Such Warrant shall be substantially in the form of Exhibit C.

17. Warrants: The Warrants previously issued to the Lenders, FCIM and to Vestcom Ltd. shall be amended to provide for an exercise price of $0.50 per share.

18.  Governing Law; Miscellaneous:

     a. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the City of New York, New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Lenders for any reasonable legal fees and disbursements incurred by the Lenders in enforcement of or protection of any of its rights under this Agreement

     b. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

     c. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

     d. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

     e. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

     f. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.

     g. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

     h. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

     i. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof.

     j. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof; provided, however, that except as set forth herein, the Transaction Documents delivered in May and July 2003 shall remain in full force and effect.

     k. The parties acknowledge that the Lenders are not acting as a "group" with respect to the restructuring of Veridium's obligations as such term is defined under the Securities Exchange Act of 1934.

19. Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of:

     (a) the date delivered, if delivered by personal delivery as against written receipt therefore or by confirmed facsimile transmission,

     (b) the third business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

     (c) the date delivered after mailing by domestic or international express courier, with delivery costs and fees prepaid,

     (d)  by email, with confirmation of delivery
in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate to each of the other parties hereto):



Company:          Veridium Corporation

                           at its address at the head of this Agreement
                           Attn:   Kevin Kreisler, Chairman and CEO
                           Telephone No.: (973) 942-7700
                           Telecopier No.: (973) 942-7527

Lender: At the address set forth on the signature page of the Purchase Agreements with a copy to:

                           Ezzat Jallad
                           117 E. 57th Street, Suite 50C
                           New York, New York 10022
                           Telephone No.:  (212) 308-3434
                           Telecopier No.:  (212)  208-0977

                  and with a copy to:

                           McLaughlin & Stern LLP
                           260 Madison Avenue
                           New York, NY 10016
                           Attn: Steven Schuster, Esq.
                           Telephone No: (212) 448-1100
                           Telecopier No:  (212) 448-0066



     IN WITNESS WHEREOF, this Agreement has been duly executed by the Lenders and the Company as of May ______, 2004.







CASTLERIGG MASTER INVESTMENTS,  LTD.


By: ___________________________________

Name: _________________________________

Title: _________________________________
                                       .

CEDAR CRESCENT HOLDINGS, LTD


By:___________________________________


Name: _________________________________


Title: _________________________________



STRANCO INVESTMENTS, LTD.


By: ___________________________________

Name: _________________________________

Title: _________________________________


VERIDIUM CORPORATION

By: _____________________________

Name: _________________________________

Title: _________________________________



As to Sections 13 and 14:


---------------------------------------
Kevin Kreisler